RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (the “Agreement”) by and between Ignis Petroleum Group, Inc., a Nevada corporation (the “Company”) with its principal place of business at One Legacy Town Center, 7160 Dallas Parkway, Suite 380, Piano, Texas 75024, and Lifestyles Integration, Inc. (the “Consultant”) shall be effective as of June 1, 2007 (the “Effective Date”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders that certain key members of management and key consultants to the Company be provided with the appropriate incentives to cause them to continue providing services to the Company pending the Company's reorganization;

NOW THEREFORE, in consideration of the agreements contained herein including the undertakings of the parties hereto, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, it is agreed as follows:

1.	Definitions. For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)
“Affiliate”means, as it relates to a specified person or entity, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, exercises a controlling influence over, or is under common control with, the Person specified.

(b)	“Consultant's Employee”means Eric Hanlon, an employee of Consultant.

(c)	“Cause”means:

(i)  Consultant or Consultant's Employee's willful failure, neglect, refusal, or nonperformance, at any time, of Consultant's duties or obligations set forth in this Agreement or in Consultant's consulting contract with the Company, if any (the “Consulting Contract”), or(i) a willful breach by Consultant of this Agreement or Consultant's Consulting Contract;

(ii)  Consultant or Consultant's Employee's conviction or no contest or guilty plea to or indictment for (or its procedural equivalent) a felony or crime involving moral turpitude, or Consultant or Consultant's Employee's guilty plea or no contest plea to a lesser included offense or crime in exchange for withdrawal of a felony indictment, felony charge by information, or a charged crime involving moral turpitude, whether the charge arises under federal, state or local law;

(iii)  Consultant's Employee's death or disability rendering Consultant's employee incapable of performing duties or obligations set forth in this Agreement or in Consultant's consulting contract with the Company, if any, for longer than 4 weeks;

(iv)  Consultant or Consultant's Employee's appropriation (or attempted appropriation) of a material business opportunity of the Company or any of its affiliates, including, without limitation, attempting to secure or securing, any personal profit in connection with any transaction entered into on behalf of the Company or any of its affiliates;

(v)  Consultant or Consultant's Employee's commission of an act of fraud, illegality, theft or willful misconduct toward the Company or any of its affiliates in the course of employment with the Company that relates to the Company's or any of its affiliates' assets, activities, operations or other employees;

(vi)  Consultant's Employee's repeated intoxication with alcohol or drugs while on the Company's premises during regular business hours; or

(vii)  Consultant's Employee's gross incompetence that has a material adverse impact on the Company's finances or operations or a pattern of gross incompetence of Consultant's Employee, in each case as determined in good faith by the Board of Managers of the Company;

(d)	“Change of Control”means,

(i)  a merger or consolidation approved by the Company's stockholders in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction;

(ii)  any stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company;

(iii)  any sale of substantially all of the company's assets pursuant to either Chapter 11 or Chapter 7 of the United States Bankruptcy Code (the "Code"),

(iv)  confirmation of a Plan of Reorganization or a Plan of Liquidation under Chapter 11 of the Code;

(v)  liquidation of the Company under Chapter 7 of the Code;

(vi)  the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders; or

(vii)  a change in the composition of the Board over a period of six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

(e)	“Employed Months” means the number of days between the Effective Date and the Transaction Date divided by 30.

(f)
“Good Reason” means the Company's breach of this Agreement or the Consulting Contract, if any, and the continuing breach by the Company after receiving written notice by the Consultant giving the Company at least 15 days to cure such breach.

(g)	“Monthly Consulting Fee” means $12,500, the Consultant's monthly consulting fee in effect on the date of this Agreement.

(h)
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental or quasi-governmental authority of any nature, or other entity.

(i)	“Retention Bonus” means the Monthly Consulting Fee multiplied by the number of Employed Months.

(j)	“Transaction Date” means the date upon which a Change of Control, Reorganization or Liquidation becomes effective.

2.	Payment of Retention Bonus.

(a)	In consideration for the Consultant's efforts with the Company, the Company shall pay to the Consultant a Retention Bonus in the manner and at the times set forth herein.

(b)
The payments provided for in this Section 2 shall commence on June 1, 2007 and will be paid as follows: (i) Payments equal to 25% of the Monthly Consulting Fee shall be paid at the commencement of each month beginning on the effective date and continuing so long as this agreement is in affect. This amount paid monthly is 25% of the Retention Bonus; (ii) the remaining 75% of the Retention Bonus shall be paid as a lump sum on the earlier of: (A) the occurrence of a Change of Control, or (B) six months from the Effective Date. Any Retention Bonus amount that has accrued before this Agreement has been signed shall be paid at the time of signing. All payments under this agreement are in addition to payments made in accordance with the Consultant's consulting contract.

(c)
if the Consultant's consulting contract with the Company is terminated at any time during the Term (as defined in Section 3) (i) by the Company without Cause or (ii) by the Consultant with Good Reason, Consultant will be eligible for and the Company will pay to the Consultant any remaining unpaid portions of the Retention Bonus so that the Consultant will receive an additional payment of an amount equal to (A) the Monthly Consulting Fee multiplied by six minus (B) all prior Retention Bonus payments paid under this agreement to the Consultant The Company shall pay any amount owed to the Consultant pursuant to this Section 2(c) within five business days of any such termination.

(d)
If the Consultant's consulting contract with the Company is terminated at any time during the Term by the Company for Cause as a result of the Consultant's Employee's death or disability, Consultant will be eligible for and the Company will pay to the Consultant any remaining unpaid portions of the Retention Bonus so that the Consultant will receive an amount equal to (i) the Monthly Consulting Fee multiplied by the number of Employed Months minus (ii) all prior Retention Bonus payments paid to the Consultant under this agreement. The Company shall pay any amount owed to the Consultant pursuant to this Section 2(d) within five business days of any such termination.

(e)
Notwithstanding the foregoing, the Company shall not be required to pay and the Consultant shall not be eligible for a Retention Bonus (except for portions already paid) if the Consultant's consulting contract with the Company is terminated at any time during the Term (i) by the Company for Cause (other than as a result of the Consultant's Employee's death or disability) or (ii) by the Consultant without Good Reason. In the event of any termination pursuant to this Section 2(e), any amount paid to the Consultant prior to such termination may be retained by the Consultant.

3.
Term. This Agreement shall become effective as of the Effective Date and shall terminate upon the earlier of the date upon which the Consultant is paid its entire Retention Bonus, including the amount set forth in Section 2(b)(ii) above, or the date upon which the Consultant's consulting contract with the Company is terminated (as the case may be, the "Term").

4.
Release of Liability. In consideration for the Company's agreement to make the payments provided for herein, the Company's obligation to pay such amounts is expressly conditioned upon Consultant's release of certain claims as to the Company and its Affiliates from any accrued actions, suits, damages, demands and claims related to the period of Consultant's employment and/or the termination of Consultant's consulting contract, except for the following: (a) any claims for fees, wages, commissions, benefits, vacation pay, reimbursement of expenses and any and all other ordinary or accrued amounts owed to the Consultant by the Company and its Affiliates; and (b) any and all claims, causes of action, demands, cross-claims, counterclaims, rights of setoff, indemnity, contribution or subrogation or any other defense or claim which Consultant or Consultant's Employee may hold against the Company and its Affiliates where the Consultant or Consultant's Employee may be required to defend themselves due to litigation against the Consultant or Consultant's Employee.

5.
Indemnification. Company shall indemnify, defend, protect, and hold harmless the Consultant and Consultant's Employee from and against alt actions, suits, or proceedings (collectively "Proceedings") and all other claims, demands, losses, damages, liabilities, judgments, awards, penalties, fines, settlements, costs, and expenses (including court costs and reasonable attorneys' fees) arising out of Consultant's and Consultant's Employee's work on behalf of the Company, this Retention Bonus Agreement, or the Consulting Contract. THIS INDEMNITY SHALL APPLY TO MATTERS THAT ARISE OUT OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER GUILT OR RESPONSIBILITY BY SUCH CONSULTANT OR CONSULTANT'S EMPLOYEE; PROVIDED, HOWEVER, THAT THIS INDEMNITY SHALL NOT APPLY TO MATTERS ARISING OUT OF THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BREACH OF THIS AGREEMENT BY SUCH CONSULTANT OR CONSULTANT'S EMPLOYEE.

6.
Role of Consultant.  The Company acknowledges and agrees that the Consultant’s role is and has been to provide advice to the Company’s management based on data provided and approved by the Company.  The Company, its board of directors, and officers remain solely responsible for all business decisions in accordance with the Company’s bylaws and other applicable law.  The Consultant does not accept the legal duties owed by officers and directors to the Company’s shareholders, and the Company has not retained the Consultant to discharge any such duties.

7.
Section 409A. In the event that the Company determines that any payments to which Consultant becomes entitled under this Agreement in connection with the termination of Consultant's employment constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, the Company promptly shall inform Consultant of such determination, and Consultant may request a delay in the receipt of any payments to be made pursuant to this Agreement. The Company will agree to such delay upon receipt of a written request from Consultant.

8.
No Guarantee of Employment. Nothing contained in this Agreement shall be construed as a contract of employment between the Company and the Consultant, or as a right of the Consultant to continue in the employ of the Company, or as a limitation of the right of the Company to terminate the Consultant with or without cause.

9.	Successors.

(a)
This Agreement shall be binding upon the Company, its successors and assigns, and in the event of a Change of Control of the Company or in the event the Company shall be merged or consolidated or otherwise combined into one or more other corporations or other entities, or substantially all of its assets are sold or otherwise transferred to one or more other corporations or entities, this Agreement shall be binding upon the corporation or entity resulting from such merger or consolidation or to which such assets shall be sold or transferred and shall be assignable by it by way of transfer of assets, merger, consolidation or combination to the same extent as if it were the Company. Except as provided above in this Section 8(a), this Agreement shall not be assignable by the Company or its successors and assigns. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Consultant, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place

(b)
This Agreement shall inure to the benefit of and be enforceable by the Consultant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.	Assignment by Consultant. This Agreement shall not be assignable by the Consultant and shall not be subject to attachment, execution, pledge or hypothecation.

11.
Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and either delivered in hand or by mail by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier, and shall be deemed to have been duly given the sooner of when actually received or three (3) days following deposit (a) in the mail by United States registered or certified mail, return receipt requested, postage prepaid or (b) with a nationally recognized overnight courier, as follows:

If to the Company:

One Legacy Town Center
7160 Dallas Parkway, Suite 380
Plano, Texas 75024
Attn: Chief Executive Officer

Eric Hanlon
Lifestyles Integration, Inc.
4208 Bamford Dr.
Austin, TX 78731

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.
Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of any other provisions hereof or of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.
Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14.
Governing Law. This Agreement shall be governed by the laws of the State of Texas without giving effect to the conflicts of law principles thereof. The parties hereby agree that the United States Bankruptcy Court shall retain exclusive jurisdiction to determine any disputes under this Agreement during the pendency of any case filed under Chapter 7 or Chapter 11 with the United States Bankruptcy Court).

15.
Entire Agreement This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties related to the payment of a Retention Bonus and is intended as a final expression of their agreement. Any consulting agreements, severance agreements or change of control agreements currently in place shall remain in place and shall not be superseded, amended or terminated as a result of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Lifestyles Integration, Inc.,	Ignis Petroleum Group, Inc.,
a Texas corporation	a Nevada corporation

/s/ Eric Hanlon	By:	/s/ Michael P. Piazza
Eric Hanlon		Name: Michael P. Piazza
President		Title: President & CEO